EXHIBIT 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246 Susan.Burns@Bunge.com

www.bunge.com

Bunge to Sell Brazilian Fertilizer Nutrients Assets to Vale for
$3.8 Billion in Cash

WHITE PLAINS, NY – January 27, 2010 – Bunge Limited (NYSE: BG) today announced that it has entered into a definitive agreement with Vale S.A. (NYSE: VALE) under which Vale will acquire Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (Fosfertil), for $3.8 billion in cash.  Net proceeds after taxes, transaction fees and expenses will be approximately $3.5 billion.

Under the terms of the agreement, Vale, a Brazil-based global mining company, will acquire Bunge’s 42.3% interest in Fosfertil, as well as Bunge’s wholly owned phosphate mines and related production facilities in Brazil.  The total annual phosphate rock production capacity of Bunge’s nutrients assets and its share of Fosfertil is approximately 3 million tons.  Bunge will retain its retail fertilizer operations in Brazil and will enter into a supply agreement with Vale through 2012, with an option to extend it for one additional year.  Bunge will also retain its fertilizer operations in Argentina and the United States, and its 50% stake in its joint venture with Office Chérifien des Phosphates in Morocco.

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “This transaction is an opportunity to immediately realize the value of these assets at an attractive price.  It allows us to redeploy capital to increase the scale of our global agribusiness and food & ingredients businesses, and to further expand into complementary value chains such as sugar.  We see compelling opportunities for growth by building on our global footprint and leveraging our commercial, logistics and risk management capabilities across a larger product portfolio.  We believe this approach will deliver greater shareholder value over the long-term.  Additionally, Bunge intends to use a portion of the proceeds to reduce outstanding debt.

Weisser continued, “It’s an opportune time for Bunge to exit the upstream fertilizer business.  To continue to grow it would have required significant capital that, in the face of uncertain international fertilizer price and local currency environments, we believe is better allocated to other opportunities.  Additionally, large global mining companies are entering the industry and diversifying their portfolios.  We are pleased that this business will join Vale, which shares with Bunge a long-term commitment to Brazil.”

The transaction, which is subject to customary closing conditions, including the receipt of governmental approvals relating to certain mining concessions, is anticipated to close in the second quarter of 2010.

Credit Suisse AG acted as financial advisor and Souza Cescon Barrieu & Flesch Advogados and Shearman & Sterling LLP acted as legal advisors in Brazil and the U.S., respectively, for Bunge in this transaction.

Conference Call and Webcast Details

Bunge Limited's management will host a conference call today at 10:00 a.m. EST to discuss the transaction.

Additionally, a slide presentation to accompany the discussion can be found in the “Investor Information” section of our Web site, www.bunge.com, under “Investor Presentations.”

To listen to the conference call, please dial (800) 344-6698.  If you are located outside of the United States or Canada, dial (785) 830-7979.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 4425322. The conference call will also be available live on the company's Web site at www.bunge.com.

To access the webcast, click the “Investor Information” link on the Bunge homepage, then select "Webcasts and News Alerts".  Click on the link for the "Bunge Limited Transaction Conference Call," and follow the prompts to join the call.  Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available later in the day on January 27, 2010, and continuing through February 26, 2010.  To listen to the replay, please dial (888) 203-1112 or, if located outside of the United States or Canada, dial (719) 457-0820.  When prompted, enter confirmation code 4425322.  A rebroadcast of the conference call will also be available on the company's Web site.  To locate the rebroadcast, click on the “Investor Information” link on the Bunge homepage, then select "Audio Archives."  Follow the prompts to access the replay.

About Bunge Limited
Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s 25,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers; originates, transports and processes oilseeds, grains and other agricultural commodities; produces food products for commercial customers and consumers; and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including "may," "will," “should,” “could,” "expect," "anticipate," "believe," “plan,” "intend," "estimate," "continue" and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances, including the potential transactions discussed in this press release; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

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